Exhibit 10.2

*** CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT (INDICATED BY ASTERISKS) HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

COLLABORATION AND LICENSE AGREEMENT

BETWEEN

VGX INTERNATIONAL, INC.

(VGXI)

AND

INOVIO BIOMEDICAL CORPORATION

(INO)

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

ATTACHMENTS 1-3

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

This Collaboration and License Agreement (“AGREEMENT”) is made and entered into between VGX International Inc. (“VGXI”), a corporation with offices located at Jung-Hun Building, #304, 944-1 Daechi 3-Dong, Gangnam-gu, Seoul, Korea, and Inovio Biomedical Corporation (“INO”), a Delaware corporation having a place of business at 450 Sentry Parkway, Blue Bell, PA 19422.

WHEREAS, INO and VGXI are parties to a R&D Collaboration and License Agreement having an effective date of December 22, 2008 and parties wish to supersede such agreement with this Agreement;

WHEREAS, INO has developed a universal influenza vaccine delivered with electroporation, SynConTM Universal influenza DNA vaccine in conjunction with electroporation (“VACCINE”), and VGXI desires to develop the VACCINE in certain countries in Asia;

WHEREAS, INO owns certain intellectual property related to the Vaccine and technologies for delivery of the same, including various filed patent applications in the United States and abroad; and

WHEREAS, INO desires to license out its intellectual property rights related to Vaccine and delivery technologies to VGXI in certain countries in Asia, and VGXI desires to compensate INO for such licensed rights;

NOW, THEREFORE, in consideration of the promises and covenants contained in this AGREEMENT, and intending to be legally bound thereby, the parties hereby agree as follows:

1.	DEFINITIONS

1.1 CALENDAR QUARTER means each three-month period, or any portion thereof, beginning on January 1, April 1, July 1 and October 1.

1.2 CALENDAR YEAR means each 12-month period beginning on January 1.

1.3 DEVELOPMENT PLAN means the plan, as it may be amended from time to time, for the development and/or marketing of the INO LICENSED PRODUCTS in the TERRITORY. The initial DEVELOPMENT PLAN will be provided by the JDC in a timely manner and attached hereto, as Attachment 2. The DEVELOPMENT PLAN shall be regularly updated and amended to this AGREEMENT by the JDC.

1.4 EFFECTIVE DATE means the last date on which VGXI and INO have both fully executed this AGREEMENT.

1.5 EXCLUDED PROCEEDS means all proceeds reasonably and fairly attributable to bona fide (i) debt financing to the extent the debt is not forgiven; (ii) equity (and conditional equity, such as warrants, convertible debt and the like (iii) investments in VGXI at fair market value; (iv) reimbursements of patent prosecution costs and patent

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

maintenance expenses; (v) reimbursement for the cost of research and/or development services provided on the basis of full-time equivalent efforts of personnel not in excess of commercially reasonable full-time equivalent rates.

1.6 FAIR MARKET VALUE means the cash consideration which VGXI or a sublicensee thereof would realize from an unaffiliated, unrelated buyer in an arm’s length sale of an identical item sold in the same quantity and at the same time and place of the transaction.

1.7 IND APPLICATION means an Investigational New Drug Application filed with the United States Food and Drug Administration under the U.S. Federal Food, Drug and Cosmetic Act prior to administration of a pharmaceutical product to humans; or an analogous application or filing with any analogous agency or Regulatory Authority outside of the United States under any analogous foreign law for the purposes of obtaining permission to conduct human clinical studies.

1.8 MARKETING APPROVAL means the approval of a NDA or a New Drug Application filed with the United States Food & Drug Administration prior to sale of a pharmaceutical product to humans, which grants a sponsor company of the NDA approval for the sale and marketing of a new pharmaceutical in the United States; or the approval of an analogous application with any analogous agency or Regulatory Authority outside of the United States under any analogous foreign law for the purposes of approval of the sale and marketing of a new pharmaceutical in the respective country

1.9 PATENT MAINTENANCE PAYMENT means an annual payment from VGXI to INO that is intended to cover a portion of the annual costs of maintaining the patents related to the territory of Asia excluding Japan (“TERRITORY”) under the INO PATENT RIGHTS, which also includes, among other items, patent office fees, attorneys’ fees, and other patent related out of pocket costs to INO.

1.10 INO LICENSED PRODUCT(S) means product(s) which is/are made, made for, used by, imported by or for, sold by or offered for sale by VGXI and/or any sublicensee(s) of VGXI to unrelated third parties which fall under the scope of the INO PATENT RIGHTS.

1.11 INO PATENT RIGHTS means all of INO’s interest in the rights represented by or issuing from (including all claims referenced within) those United States patents and patent applications listed in Attachment 1, including, in each case, any continuations, continuations-in-part, divisions, provisionals, substitute applications, and any patent issuing therefrom, and any reissues, reexaminations, renewals and/or extensions (including any supplemental patent certificate) based thereon, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

1.12 FIELD-OF-USE, or FIELD, as used hererin means a limitation on the application or utilization of PATENT RIGHTS to the field of DNA based vaccines against influenza that are delivered to a subject using electroporation, and its use to treat or protect a subject by delivering to such subject along with electroporation.

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

1.13 SALE means any bona fide transaction for which consideration is received or promised for the sale, use, lease, transfer or other disposition of INO LICENSED PRODUCT(S) to an unrelated third party. A SALE of INO LICENSED PRODUCT(S) shall be deemed completed at the time VGXI or its sublicensee invoices, ships or receives payment for such INO LICENSED PRODUCT(S), whichever occurs first.

1.14 NET SALES means the gross amount invoiced for SALES, less qualifying costs directly attributable to such SALES and actually identified on the invoice and borne by VGXI or its sublicensee(s). Such qualifying costs shall be limited to the following:

1.14.1 Discounts and rebates, in amounts customary in the trade, for quantity purchases, prompt payments, for wholesalers and distributors;

1.14.2 Credits, allowances and/or refunds, not exceeding the original invoice amount, for rejections, claims and/or returns;

1.14.3 Prepaid outbound transportation expenses and transportation insurance premiums;

1.14.4 Sales and use taxes, tariffs, duties, surcharges and other fees imposed by a governmental agency; and

1.14.5 Retroactive price reductions actually applied in an invoice.

NET SALES of a commercial product comprising one or more INO LICENSED PRODUCTS and one or more other active ingredients (a “COMBINATION PRODUCT”) shall be calculated as set forth above, subject to the provisions of Section 4.1.4.

1.15 TERRITORY shall mean the following Asian countries, which specifically excludes Japan: Bangladesh, Burma, Cambodia, China, Hong Kong, India, Indonesia, Laos, Macau, Malaysia, Mongolia, Nepal, Philippines, Singapore, Sri Lanka, South Korea, North Korea, Taiwan, Thailand, and Vietnam.

1.16 PRODUCT IMPROVEMENTS shall mean any and all inventions for which patent applications are or may be filed, whether ultimately patentable or not, that are conceived or first reduced to practice by VGXI and/or any sublicense(s) that incorporate or otherwise expand on inventions that are subject to INO PATENT RIGHTS, or are improvements to the INO devices and materials as provided in section 9, below, and that relate to the make, use, import, sale, or offer of sale of INO LICENSED PRODUCT(S).

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

1.17. AFFILIATE means any corporation, firm, limited liability company, partnership, or other entity that directly or indirectly controls, or is controlled by, or is under common control with a Party to this Agreement. For the purpose of this definition, control means ownership, directly or through one or more Affiliates, of fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign entity in a particular jurisdiction) or more of the shares of stock entitled to vote for the election of directors in the case of a corporation, or fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign entity in a particular jurisdiction) or more of the equity interests in the case of any other type of legal entity, or status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity.

1.18 REGULATORY AUTHORITY means the United States Food & Drug Administration or any agency, commission, official or other instrumentality of any federal, state, county, city or other political subdivision, domestic or foreign, that performs a function for such territory or political subdivision similar to the function performed by the FDA for the United States, with regard to the approval, licensing, registration or authorization to test, manufacture, promote, market, distribute, use, store, import, transport or sell a pharmaceutical product in such territory or political subdivision.

1.19 VACCINE is used herein to mean INO’s universal influenza vaccine delivered with electroporation, i.e., SynConTM Universal influenza DNA vaccine in conjunction with electroporation.

2.	LICENSE GRANT

2.1 Subject to the terms and conditions of this AGREEMENT, INO grants to VGXI for the term of this AGREEMENT an exclusive right and license in the FIELD-OF-USE under the INO PATENT RIGHTS, with the right to grant sublicenses, to make, have made, use, import, sell and offer for sale INO LICENSED PRODUCT(S) in the TERRITORY only.

2.2 Sublicense. Any sublicense made by VGXI shall be to a sublicensee that agrees in writing to be bound by substantially the same terms and conditions as VGXI herein, excluding all financial and reporting terms and conditions that do not relate to such sublicensee’s obligations to INO, or such sublicense shall be null and void. VGXI will provide INO with a copy of each sublicense agreement, redacted for financial terms and conditions that do not pertain to obligations to INO, promptly after execution and all such information shall be Confidential Information of VGXI. VGXI shall be responsible for the performance of all sublicensees as if such performance were carried out by VGXI itself, including the payment of any royalties owed by sublicensee, regardless of whether the terms of any sublicense require that sublicensee pay such amounts (such as in fully paid-up or royalty free licenses), or require that such amounts be paid by the sublicensee directly to INO. All rights of sublicensees shall terminate when VGXI’s rights terminate. VGXI shall not, without INO’s prior written consent, grant any fully-paid up or royalty-free sublicenses.

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

2.3 No other intellectual property rights, except that expressly provided in this AGREEMENT per section 2, is being granted, conveyed, or transferred, unless it is specifically provided by the parties in a subsequent written agreement.

3.	COORDINATION

3.1 Collaboration & Responsibilities. The parties shall collaborate to develop VACCINE for commercialization according to the terms of this AGREEMENT. INO shall be responsible for conducting all research & development (the “R&D”). The R&D shall include all research and pre-clinical studies. All R&D studies related to and in support of clinical trials in the TERRITORY shall be funded entirely by VGXI. VGXI shall be responsible for the preparation of all dossiers and data, which are essentially required for conducting R&D in the TERRITORY. Furthermore, for the avoidance of doubt, VGXI under the guidance of the JDC shall have the right to pursue any DNA flu vaccine that is an INO LICENSED PRODUCT in the FIELD and in the TERRITORY, which includes DNA component(s) that is or are a subset of the SynConTM universal flu vaccine.

3.2 Joint Development Committee. The Parties shall establish a joint Development committee (the “JDC”), which shall be comprised of up to four (4) members, with an equal number of representatives (i.e., up to two (2) from each Party) designated by each Party. A designee appointed by such member for such meeting may represent members of the JDC at any meeting. INO shall designate one of the INO representatives to serve as the chairperson of the JDC. VGXI shall designate one of the VGXI representatives to serve as secretary of the JDC. Each Party shall be free to change its representative members on written notice to the other Party. The JDC may appoint one or more subcommittees consisting of one or more members of the JDC and/or one or more representatives of the Parties to carry out specified responsibilities of the JDC and to otherwise implement and achieve the goals of the Committee.

3.3 Function of the JDC. The JDC shall be responsible for the coordination of certain activities under this AGREEMENT to develop and commercialize an INO LICENSED PRODUCT in the FIELD, including

3.3.1 Regularly updating DEVELOPMENT PLAN, including all necessary research, nonclinical studies and clinical trials for each IND approval and filing required dossier and data with the REGULATORY AUTHORITY in TERRITORY.

3.3.2 coordinating the supply of any vaccine related materials along with any activities in support of obtaining regulatory approval;

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

3.3.3 providing general oversight of the entire collaboration between VGXI and INO, including the development and commercialization of the VACCINE;

3.3.4 fostering the collaborative relationship between the Parties;

3.3.5 facilitating all required technology transfer;

3.3.6 reaching mutual agreement as to termination of the Agreement due to failure of purpose or science; and

3.3.7 such other matters as the Parties may assign to the JDC from time to time.

3.4 Meetings of the JDC. The JDC shall meet at an approximately biannual schedule, on an as-needed basis (or more often as the JDC may determine or as reasonably requested by either Party), at alternating sites, if not otherwise agreed. Each Party shall be responsible for its respective costs incurred in participating in such meetings. Such meetings may also be held by videoconference. Interim discussions may occur by means of videoconference or telephone conferences. The JDC shall keep accurate minutes of its meetings, including all proposed decisions and all actions recommended or taken.

3.5 Decisions of the JDC. At each JDC meeting, at least two (2) representatives, one (1) from each Party, shall constitute a quorum. Each JDC member shall have one (1) vote on all matters coming before the JDC; provided, that the member or members of each Party present at a JDC meeting shall have the authority to cast the votes of any of such Party’s absent members of the JDC. All decisions of the JDC shall be made by unanimous vote of all of the members present with at least one (1) member from each Party voting. In the event that the JDC is unable to resolve any matter before it, then the Parties shall attempt in good faith to resolve the disagreement through discussions among executive representatives of each Party, and if resolution of the disagreement has not occurred within sixty (60) days after either Party has notified the other in writing of the existence of the disagreement, then the disagreement shall be referred for resolution to the CEO of VGXI and the CEO of INO, or the respective designee of either of them.

4.	FEES AND ROYALTIES

4.1 License Initiation Fee and Royalties

4.1.1 Within ninety (90) days after the EFFECTIVE DATE, VGXI shall remit payment of three million U.S. dollars ($3,000,000) to INO as a research and development collaboration initiation fee.

4.1.2 Royalties. VGXI shall pay to INO, on a quarterly basis: a) a royalty of *** percent (***%) of the NET SALES of each INO LICENSED PRODUCT which is sold by VGXI, including any sold by sublicense(s), independent contractor(s) or agent(s) of VGXI.

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

In determining the earned royalty payment, if any, such payment shall be made by VGXI at the end of any CALENDAR QUARTER following first SALE of a INO LICENSED PRODUCT. Such royalty payments shall terminate on a product-by-product and country-by-country basis upon the later of:

(a) the date which is twenty (20) years after the date of the first SALE of such INO LICENSED PRODUCT in such country, or

(b) in any country in which a valid claim of INO PATENT RIGHTS covers a INO LICENSED PRODUCT, the date of expiration of the last-to-expire patent in such country.

4.1.3 Within thirty (30) days after the end of each anniversary year (from the EFFECTIVE DATE), VGXI shall pay to INO the period specific percentage of any sublicense initiation fee and any other non-royalty payment(s), net of all EXCLUDED PROCEEDS, including those resulting from co-marketing, strategic alliance, joint venture and other similar arrangement(s), actually received during such period by VGXI from a sublicensee resulting from activities with INO LICENSED PRODUCT(S). Any non-cash consideration received by VGXI from such sublicensee shall be valued at its FAIR MARKET VALUE as of the date of receipt by VGXI.

Period	Percentage
EFFECTIVE DATE to 24 months after the EFFECTIVE DATE	***	%
24 months and one day after EFFECTIVE DATE to 48 months after the EFFECTIVE DATE	***	%
48 months and one day after EFFECTIVE DATE to termination of this AGREEMENT	***	%

4.1.4 In the event one or more INO LICENSED PRODUCTS are sold in a COMBINATION PRODUCT, the amount of royalties and sublicense revenues paid to INO pursuant to this Section 4.1 shall be based on the portion of the FAIR MARKET VALUE of such combination of products reasonably attributable to the INO LICENSED PRODUCT(S), as determined in good faith by INO.

4.2 Diligence and Milestone Fees

4.2.1 VGXI shall use commercially-reasonable efforts to develop for SALE and to market INO LICENSED PRODUCTS in a manner consistent with the DEVELOPMENT PLAN.

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

4.2.2 The JDC shall provide a written, current DEVELOPMENT PLAN once every twelve months, replacing the initial DEVELOPMENT PLAN, attached hereto as ATTACHMENT 2.

4.2.3 Any of the events listed below that occur after the EFFECTIVE DATE shall require that the following milestone payments be paid by VGXI to INO within sixty (60) days after the achievement of the respective milestone event.

Event	Amount
Approval of the first IND or equivalent in TERRITORY (triggered by next IND approval outside of the IND approval of VGX-3400 in South Korea)	$	***
Initiation of first Phase II trial or equivalent in the TERRITORY	$	***
Initiation of first Phase III trial or equivalent in the TERRITORY	$	***
MARKETING APPROVAL obtained in the first country in the TERRITORY	$	***

Initiation of first Phase II trials and Phase III trials means the first patient Enrollment for each Phase.

4.2.4 Minimum milestones. VGXI shall meet the minimum development milestones for the VACCINE in the TERRITORY at the deadlines as provided hereunder:

i) IND (or equivalent) approval in a country in the TERRITORY within 36 months of the EFFECTIVE DATE; AND

ii) Initiate a Phase II clinical study on humans in a country in the TERRITORY within 60 months of the EFFECTIVE DATE.

However, if the failure of VGXI to meet any of the above minimum milestones is due to the absence or insufficiency of a critical component that is mainly controlled or owned by INO, then INO agrees to negotiate in good faith a reasonable modification to the minimum milestone deadlines and the payment of the Milestone Fees in this Section 4.2.

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

4.3 Reports and Records

4.3.1 VGXI shall deliver to INO within forty-five (45) days after the end of each CALENDAR QUARTER following the first SALE of INO LICENSED PRODUCTS, a written report, certified by the chief financial officer or treasurer of VGXI (or an officer of VGXI charged with the duties typically entrusted to the chief financial officer or treasurer of a Delaware corporation), setting forth the calculation of the royalties due to INO under Section 4.1.2 herein for such CALENDAR QUARTER, including, without limitation:

4.3.1.1 Gross consideration for SALES of INO LICENSED PRODUCTS, including all amounts invoiced, billed or received;

4.3.1.2 NET SALES of INO LICENSED PRODUCTS listed by country;

4.3.1.3 Royalties owed to INO, listed by category, including, without limitation, earned, sublicensee-derived, and minimum royalty categories.

4.3.2 VGXI shall pay the royalties due under Section 4.1.2 within forty-five (45) days following the last day of each CALENDAR QUARTER in which the royalties accrue. With royalties, VGXI shall send the report described in Section 4.3.

4.3.3 VGXI shall maintain, and cause its sublicensees to maintain, complete and accurate books and records which enable the royalties payable under this AGREEMENT to be verified. The records for each CALENDAR QUARTER shall be maintained for three (3) years after the submission of the report covering such period. Upon reasonable prior notice to VGXI, VGXI shall provide INO (or an independent, certified public accounting firm selected by INO and reasonably acceptable to VGXI) with access, during normal business hours, to all books and records relating to the SALES of INO LICENSED PRODUCTS by VGXI and its sublicensees to conduct a review or audit of those books and records solely for purposes of verifying royalties paid or due under this AGREEMENT. Access to VGXI’s and sublicensee’s books and records for the applicable period(s) shall be available at least once each CALENDAR YEAR, during normal business hours, during the term of this AGREEMENT and for three years after the expiration or termination of this AGREEMENT. If the audit is performed by an independent, certified public accounting firm selected by INO and reasonably acceptable to VGXI and such auditor determines that VGXI has underpaid royalties by five percent (5%) or more, then VGXI shall pay the costs and expenses of INO and its accountants in connection with their review or audit plus a ten percent (10%) penalty on the underpayment amount, in addition to such underpayment.

4.3.4 INO is entitled to only one copy of any reports under this Section 4.3, and shall distribute such reports or audit results only to such persons as may reasonably require such reports or audit results in order for INO to fulfill its obligations, or enforce its rights, under this AGREEMENT.

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

4.4 Currency, Payment Method.

4.4.1 All dollar amounts referred to in this AGREEMENT are United States dollars. All payments to INO under this AGREEMENT shall be made in United States dollars by check payable to “Inovio Biomedical Corporation.” If VGXI receives revenues from SALES of INO LICENSED PRODUCTS in currency other than United States dollars, revenues shall be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of The Wall Street Journal as of the last business day of the applicable CALENDAR QUARTER.

4.4.2 Amounts that are not paid when due shall accrue interest from the due date until paid, at a rate equal to one and one-half percent (1.5%) per month (or maximum allowed by law, if less).

5.	DEVELOPMENT AND MATERIALS

5.1 VACCINE RELATED MATERIALS AND DATA

5.1.1 CLINICAL TRIAL SUPPLIES. The parties agree to share the costs of manufacturing all GLP and cGMP DNA clinical trial supplies related to the VACCINE. The exact amount of costs shared shall be decided by the JDC; however, unless determined to be unfair by the JDC, VGXI’s fair share shall be assessed as 33% of the DNA clinical trial supplies related to the VACCINE.

Within ten (10) days of the EFFECTIVE DATE, INO will provide VGXI at no cost the product VGX-3400 (up to 200 vials).

5.1.2 ELECTROPORATION DEVICES AND SUPPLIES. INO shall supply VGXI electroporation equipment and supplies during the term of this AGREEMENT in accordance with the agreed upon prices provided in ATTACHMENT 3. All shipping and handling costs shall be paid by VGXI. If additional costs are incurred, cost sharing shall be considered by the JDC. Except for the right to use the electroporation equipment provided to VGXI, INO does not assign, license, convey or transfer any other intellectual property right to the electroporation equipment/technology as a result of this AGREEMENT, or by transferring the electroporation equipment to VGXI, except as agreed to by the Parties through a written agreement.

5.1.2.1 Customization. At VGXI’s request and expense, INO shall collaborate with VGXI to modify and optimize the electroporation technology to VGXI’s design specifications for use with the VACCINE.

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

5.1.2.2 Electroporation model updates. VGXI shall be given access to INO’s latest electroporation technology available to INO, upon the written request of VGXI.

5.1.2.3 For the avoidance of doubt, the right to use INO’s electroporation technology as provided herein shall terminate upon the termination of this AGREEMENT. VGXI agrees to return any and all INO electroporation equipment and unused supplies within thirty (30) days of termination.

5.1.3 DATA SHARING. The parties agree to share data related to the research, development and commercialization of the VACCINE, to the extent allowable by a governing regulatory body or government authority, and consistent with all applicable laws and the provisions of Section 7 hereof.

5.1.4 ADDITIONAL DEVELOPMENT. VGXI can proceed with the research and development of any INO LICENSED PRODUCTS in the TERRITORY, including additional clinical trials and development of INO LICENSED PRODUCTS in the TERRITORY, under this AGREEMENT.

5.2 DEVELOPMENT AND COSTS

VGXI shall pay for all development and registration expenses related to the VACCINE incurred in the TERRITORY, including reimbursement of direct costs for any research and development activity provided by INO that supports the development and registration of the VACCINE in the TERRITORY. These costs shall include a fair share of the costs generated from preclinical toxicity tests conducted outside of the TERRITORY by INO and utilized by VGXI. The exact amount to be borne by VGXI shall be decided by the JDC; however, unless determined to be unfair by the JDC, VGXI’s fair share shall be assessed as 20% of total costs of each study.

6.	MANUFACTURE

6.1 The parties agree that VGXI, Inc., located at 2700 Research Forest Drive, The Woodlands, TX 77381 shall be the preferred manufacturer for the VACCINE of all conducted clinical trials pursuant to a SUPPLY AGREEMENT between INO and VGXI, Inc. having an effective date of June 25, 2008.

6.2 Pursuant to the decision to be made by the JDC, all GLP (for toxicity testing) or cGMP clinical-grade VACCINE product components to be manufactured by VGXI, Inc. shall be shared fairly by both INO and VGXI

6.3 The parties agree to share costs per section 5.2, above.

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

7.	CONFIDENTIALITY

7.1 CONFIDENTIAL INFORMATION means and includes all technical and business information, plans, inventions, developments, discoveries, improvements, software, know-how, procedures, methods, techniques, formulae, data, processes, studies, and other proprietary ideas, whether or not patentable or copyrightable, that a party hereto identifies as confidential or proprietary at the time it is delivered or communicated to the other party hereto, or any other information that should reasonably be recognizable by its nature to be confidential or trade secret information of a party (including, without limitation, information respecting such party’s business plans, sales and sales methods, customers and prospective customers). CONFIDENTIAL INFORMATION should be in writing and marked confidential or, if oral, should be reduced to writing within two weeks of disclosure and marked confidential.

7.2 Each party shall maintain in confidence and not disclose to any third party any CONFIDENTIAL INFORMATION of the other party for the term of this Agreement and for five (5) years thereafter. Each party shall ensure that its employees have access to CONFIDENTIAL INFORMATION of the other party only on a need-to-know basis, and are obligated to abide by such party’s obligations under this AGREEMENT. The foregoing obligation shall not apply to the below exceptions:

7.2.1 information that is known to the receiving party prior to the time of disclosure, and was not received directly or indirectly from the disclosing party hereunder in violation of a confidentiality obligation, unless received subject to non-disclosure and non-use obligations, or independently developed by or for the receiving party, without exposure to or benefit of the disclosing party’s CONFIDENTIAL INFORMATION, in each case, to the extent evidenced by written records;

7.2.2 information disclosed to the receiving party, without restriction, by a third party that has a right to make such disclosure;

7.2.3 information that was or becomes patented, published or otherwise part of the public domain as a result of acts by the disclosing party or a third person developing or obtaining such information as a matter of right; and

7.2.4 information which the disclosing party permits, in writing, the receiving party to publicly disclose.

7.3 If a receiving party is required to disclose any of the disclosing party’s CONFIDENTIAL INFORMATION by order of a governmental authority or a court of competent jurisdiction; the receiving party shall timely inform its disclosing party, reasonably cooperate at the disclosing parties expense with any reasonable action the disclosing party takes to attempt to obtain confidential treatment of such information by the authority or court, and limit its disclosure of such information to the extent practical.

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

7.4 INO shall not be obligated to maintain any CONFIDENTIAL INFORMATION of VGXI except for the reports required in Section 4.3. INO shall use reasonable efforts not to disclose those reports to any third party (subject to the exceptions of Section 7.2). INO bears no institutional responsibility for maintaining the confidentiality of any other CONFIDENTIAL INFORMATION of VGXI.

8.	TERM and TERMINATION

8.1 This AGREEMENT, unless sooner terminated as provided in this AGREEMENT, shall terminate upon the later of: (a) the expiration or abandonment of the last patent that is a component of the INO PATENT RIGHTS; or (b) twenty-five (25) years after the EFFECTIVE DATE.

8.2 Termination by VGXI

8.2.1 VGXI may terminate this AGREEMENT upon: (a) thirty (30)-days written notice to INO, if any of the following events of default (“INO’s Default” occur;

(a) INO experiences a Trigger Event (defined in Section 8.4, below),

(b) INO materially breaches this AGREEMENT and does not cure the material breach within thirty (30) days after written notice of such material breach, or,

(c) The sale or other exploitation of the INO LICENSED PRODUCT(s) becomes technologically or commercially unfeasible.

8.2.2 In addition to above, VGXI may terminate this AGREEMENT upon sixty (60)-days written notice to INO; and by completing all the following:

(a) ceasing to make, have made, use, import, sell and offer for sale all INO LICENSED PRODUCTS;

(b) terminating all sublicenses relating to INO LICENSED PRODUCTS, and causing all sublicensees to cease making, having made, using, importing, selling and offering for sale all INO LICENSED PRODUCTS;

(c) having closed any and all clinical study/studies in the TERRITORY, if any exists, and remaining liable for any and all claims that may arise from such study; and

(d) paying all monies owed to INO under this AGREEMENT.

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

8.3 Termination by INO

8.3.1 INO may terminate this AGREEMENT, upon thirty (30)-days written notice to VGXI, if any of the following events of default (“VGXI’s Default”) occur:

(a) VGXI is more than thirty (30) days late in paying either INO any royalties, expenses or any other monies due under this AGREEMENT and VGXI does not immediately pay INO in full any amounts due upon demand.

(b) VGXI experiences a Trigger Event (defined in Section 8.4, below).

8.4 “Trigger Event” means any of the following:

8.4.1 If VGXI or INO:

8.4.1.1 becomes insolvent, bankrupt or generally fails to pay its material debts as such debts become due;

8.4.1.2 is adjudicated insolvent or bankrupt; admits in writing its inability to pay its debts; or shall suffer a custodian, receiver or trustee for it or substantially all of its property to be appointed and, if appointed without its consent, is not discharged within thirty (30) days of such appointment; or

8.4.1.3 makes an assignment for the benefit of creditors; or suffers proceedings under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or the release of debtors to be instituted against it and, if contested by it, not dismissed or stayed within thirty (30) days;

8.4.2 If proceedings under any United States law, or any other relevant country’s law, related to bankruptcy, insolvency, liquidation, or the reorganization, readjustment or the release of debtors are instituted or commenced by VGXI or INO;

8.4.3 If any order for relief is entered relating to any of the proceedings described in Section 8.4.;

8.4.4 If VGXI or INO shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or

8.4.5 If VGXI or INO shall, by any act or failure to act, indicate its consent to, approval of or acquiescence in any of the proceedings described in Section 8.4.

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

8.5 The provisions of Sections 8.3 and 8.4 shall apply to a Default of, or a Trigger Event experienced by, any sublicensee of VGXI’s rights hereunder if and to the extent that such Default of, or Trigger Event experienced by, the sublicensee causes VGXI to fail to meet its diligence obligations under Section 4.2.

8.6 Upon and after any termination of this AGREEMENT, VGXI and any sublicensee thereof shall refrain from further manufacture, sale, marketing, importation and/or distribution of INO LICENSED PRODUCT(s).

8.7 Upon termination of this AGREEMENT, each (receiving) party shall, at the other (disclosing) party’s request, return to the other party all CONFIDENTIAL INFORMATION (except for one copy for archival purposes) of the other party provided hereunder.

8.8 Upon termination of this AGREEMENT, VGXI shall inventory in writing as soon as commercially practicable and in any event no later than sixty (60) days after termination: (a) all completed INO LICENSED PRODUCT(s) on hand, under the control of VGXI or sublicensee(s) thereof; and (b) all INO LICENSED PRODUCT(s) in the process of manufacture and component parts thereof. VGXI shall deliver copies of such written inventories, verified by an officer of VGXI, forthwith to INO. INO shall have forty five (45) days after receipt of such verified inventories within which to challenge the inventory and request an audit thereof. Upon five (5)-days written notice to VGXI, INO and its agents shall be given access during normal business hours to the premises of VGXI, and/or sublicensees thereof for the purpose of conducting an audit.

8.9 Upon the termination of this AGREEMENT, VGXI shall at its own expense forthwith remove, efface or destroy all references to INO from all advertising or other materials used in the promotion of VGXI’s business or the business of any sublicensee of VGXI and VGXI and any sublicensee thereof shall not thereafter represent in any manner that it has rights in or to the INO PATENT RIGHTS or INO LICENSED PRODUCT(s).

8.10 Notwithstanding the foregoing, if this AGREEMENT terminates other than for reasons of default, Section 8.3, VGXI shall have a period of six (6) months to sell off its inventory of INO LICENSED PRODUCT(s) existing on the date of termination of this AGREEMENT and shall pay royalties to INO with respect to such INO LICENSED PRODUCT(s) within thirty (30) days following the expiration of such six-month period.

8.11 Each party’s obligation to pay all monies owed and accruing as of the date of termination under this AGREEMENT shall survive termination of this AGREEMENT.

9.	IMPROVEMENTS TO INVENTIONS COVERED BY INO PATENT RIGHTS

When a PRODUCT IMPROVEMENT is conceived or reduced to practice by VGXI and/or its sublicensee(s), VGXI and/or its sublicense(s) hereby assign their entire right, title and interest in such PRODUCT IMPROVEMENT to INO. Furthermore, VGXI and/or sublicense(s) agree to cooperate with INO in obtaining patent protection to such PRODUCT IMPROVEMENT at INO’s cost, including but not limited to the execution of any and all lawful papers in the U.S. and foreign patent offices.

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

INO hereby grants VGXI a license in the TERRITORY under any resulting patents related to same PRODUCT IMPROVEMENT under similar terms as that provided for INO PATENT RIGHTS under this AGREEMENT.

10.	PATENT MAINTENANCE and REIMBURSEMENT

10.1 INO shall solely control, prosecute and maintain the INO PATENT RIGHTS during the term of this AGREEMENT at INO’s expense.

10.2 VGXI shall pay INO a PATENT MAINTENTANCE PAYMENT on an annual basis, within ten (10) days from the respective anniversary date of the EFFECTIVE DATE, in accordance with the following schedule:

Period	Payment
Up to second anniversary	$	***
Third to fifth anniversary	$	***
Sixth anniversary and beyond	$	***

INO agrees to revisit and reduce the amount of the PATENT MAINTENANCE PAYMENT should there be any substantial reduction in the number of registered patent applications under the INO PATENT RIGHTS.

10.3 INO shall provide VGXI at least thirty (30) days notice that a patent under INO PATENT RIGHTS in the TERRITORY is to be abandoned, or a patent application filing opportunity is foregone. The parties agree that VGXI shall have the right of first refusal to pay for any associated fees necessary to prevent such abandonment or cause the filing of the patent application.

11.	INFRINGEMENT and LITIGATION

11.1 INO and VGXI are responsible for notifying each other promptly of any known or suspected infringement of INO PATENT RIGHTS, which may come to their attention after the EFFECTIVE DATE. INO and VGXI shall consult one another in a timely manner concerning an appropriate response to the infringement.

11.2 INO has the first right and ability to prosecute a material infringement of INO PATENT RIGHTS at its own expense. In such event, financial recoveries will be entirely retained by INO.

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

11.3 Provided INO declines to pursue its right to prosecute, above section 11.2, then VGXI may prosecute such infringement at its own expense. However, VGXI shall not settle or compromise any such suit in a manner that imposes any obligations or restrictions on INO or grants any rights to the INO PATENT RIGHTS without INO’s prior written permission. Financial recoveries from any such litigation will first be applied to reimburse VGXI for its litigation expenditures with additional recoveries being paid to VGXI, subject to lost royalty due INO based on such infringement.

11.4 VGXI’s rights under Section11.3 are subject to the continuing right of INO to intervene at INO’s own expense and join VGXI in any claim or suit for infringement of the INO PATENT RIGHTS. Any consideration received by INO or VGXI in any award or settlement of any claim or suit shall be shared between INO and VGXI in proportion with each party’s share of the litigation expenses reasonably incurred in such infringement action.

11.5 In any action to enforce any of the INO PATENT RIGHTS, either party, at the request and reasonable expense of the other party, shall cooperate to the fullest extent reasonably possible. This provision shall not be construed to require either party to undertake any activities, including legal discovery, at the request of any third party except as may be required by lawful process of a court of competent jurisdiction.

12.	REPRESENTATIONS AND WARRANTIES OF INO; DISCLAIMER OF ADDITIONAL WARRANTIES; INDEMNIFICATION

12.1 INO represents and warrants to VGXI that to its KNOWLEDGE as of the date hereof:

12.1.1 INO has the full authority to execute and deliver this AGREEMENT.

12.1.2 No material claim by any third party contesting the validity, enforceability, licensability, use or ownership of any of such INO PATENT RIGHTS has been made, is currently outstanding or is threatened against INO.

12.1.3 No loss or expiration of any part of the INO PATENT RIGHTS is currently pending.

12.1.4 To the best of its knowledge, which is no less than a reasonable standard, all the materials or information provided by INO to VGXI related to INO PATENT RIGHTS and/or INO LICENSED PRODUCTS are correct, sufficient and not misleading in all material respects.

12.2 EXCEPT AS SET FORTH IN SECTION 12.1, THE INO PATENT RIGHTS, INO LICENSED PRODUCTS AND ALL OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT ARE PROVIDED ON AN “AS IS” BASIS AND INO MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED,

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

WITH RESPECT THERETO. BY WAY OF EXAMPLE, BUT NOT OF LIMITATION, INO MAKES NO REPRESENTATIONS OR WARRANTIES (i) OF COMMERCIAL UTILITY; (ii) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; OR (iii) THAT THE USE OF THE INO PATENT RIGHTS, INO LICENSED PRODUCTS OR ALL OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADE SECRET OR TRADEMARK OR OTHER PROPRIETARY RIGHTS OF OTHERS. INO SHALL NOT BE LIABLE TO VGXI, VGXI’S SUCCESSORS OR ASSIGNS OR ANY THIRD PARTY WITH RESPECT TO: ANY CLAIM ARISING FROM USE OF THE INO PATENT RIGHTS, INO LICENSED PRODUCTS AND ALL OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT OR FROM THE MANUFACTURE, USE OR SALE OF INO LICENSED PRODUCTS; OR ANY CLAIM FOR LOSS OF PROFITS, LOSS OR INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND.

12.3 VGXI shall defend, indemnify and hold harmless INO, its trustees, officers, agents and employees (individually, an “Indemnified Party”, and collectively, the “Indemnified Parties”), from and against any and all liability, loss, damage, action, claim or expense suffered or incurred by the Indemnified Parties (including attorney’s fees and expenses) (individually, a “Liability”, and collectively, the “Liabilities”) that results from or arises out of: (a) the development, use, manufacture, promotion, sale or other disposition of any INO PATENT RIGHTS or INO LICENSED PRODUCTS by VGXI, its assignees, sublicensees, vendors or other third parties; (b) any breach by VGXI of this AGREEMENT; and (c) the enforcement by an Indemnified Party of this Section. Without limiting the foregoing, VGXI shall defend, indemnify and hold harmless the Indemnified Parties from and against any Liabilities resulting from:

12.3.1 any product liability or other claim of any kind related to the use by a third party of a INO LICENSED PRODUCT that was manufactured, sold or otherwise disposed by VGXI, its assignees, sublicensees, or agents, other than such Liabilities arising from or related to the inaccuracy of any representation or warranty of INO in Section 12.1 of this AGREEMENT; and

12.3.2 a claim by a third party that the INO PATENT RIGHTS or the design, composition, manufacture, use, sale, or other disposition of any INO LICENSED PRODUCT infringes or violates any patent, copyright, trademark or other intellectual property rights of such third party, except to the extent that any such claim may relate to the inaccuracy of any representation or warranty in Section 12.1; and

12.3.3 clinical trials or studies conducted by or on behalf of VGXI and/or its sublicensees relating to the INO LICENSED PRODUCTS, including, without limitation, any claim by or on behalf of a human subject of any such clinical trial or study.

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

VGXI is not permitted to settle or compromise any claim or action giving rise to Liabilities in a manner that imposes any restrictions or obligations on INO or grants any rights to the INO PATENT RIGHTS or INO LICENSED PRODUCTS without INO’s prior written consent. The indemnification rights of the parties or any other Indemnified Party contained herein are in addition to all other rights which the parties or such Indemnified Party may have at law or in equity or otherwise.

12.4 INO shall defend, indemnify and hold harmless VGXI, its trustees, officers, agents and employees (individually, an “Indemnified Party”, and collectively, the “Indemnified Parties”), from and against any and all liability, loss, damage, action, claim or expense suffered or incurred by the Indemnified Parties (including attorney’s fees and expenses) (individually, a “Liability”, and collectively, the “Liabilities”) that results from or arises out of: (a) any breach by INO of this AGREEMENT; and (b) the enforcement by an Indemnified Party of this Section. Without limiting the foregoing, INO shall defend, indemnify and hold harmless the Indemnified Parties from and against any Liabilities resulting from:

12.4.1 a claim by a third party that the INO PATENT RIGHTS or the design, composition, manufacture, use, sale, or other disposition of any INO LICENSED PRODUCT infringes or violates any patent, copyright, trademark or other intellectual property rights of such third party; and

INO is not permitted to settle or compromise any claim or action giving rise to Liabilities in a manner that imposes any restrictions or obligations on VGXI without VGXI’s prior written consent. The indemnification rights of the parties or any other Indemnified Party contained herein are in addition to all other rights which the parties or such Indemnified Party may have at law or in equity or otherwise.

12.5 Insurance

12.5.1 INO agrees that it will cover liability insurance in case of all adverse events that is the direct result of the DNA sequence itself or the electroporation device component of the VACCINE in all clinical development. Furthermore, INO will maintain the liability insurance for a period of five (5) years after the termination of the final trial.

12.5.2 VGXI shall procure and maintain a policy or policies of comprehensive general liability insurance, including broad form and contractual liability, in a minimum amount of $2,000,000 combined single limit per occurrence and in the aggregate, as respects personal injury, bodily injury and property damage arising out of VGXI’s performance under this AGREEMENT.

12.5.3 VGXI shall, upon commencement of clinical trials involving INO LICENSED PRODUCTS, procure and maintain a policy or policies of product liability insurance in a minimum amount of $3,000,000 combined single limit per occurrence and in the aggregate as respects bodily injury and property damage arising out of VGXI’s performance of this AGREEMENT.

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

12.5.4 The policy or policies of insurance described in this Section 12.5 shall be issued by a recognized insurance carrier with an A.M. Best rating of “A” or better and shall name INO as an additional insured with respect to VGXI’s performance of this AGREEMENT. VGXI shall provide INO with certificates evidencing the insurance coverage required herein and all subsequent renewals thereof. Such certificates shall provide that VGXI’s insurance carrier(s) notify INO in writing at least 30 days prior to cancellation or material change in coverage.

12.6 INO may periodically review the adequacy of the minimum limits of liability insurance specified in Section 12.5 and INO reserves the right to require VGXI to adjust the liability insurance coverages. The specified minimum insurance amounts do not constitute a limitation on VGXI’s obligation to indemnify INO under this AGREEMENT.

13.	USE OF PARTIES’ NAME

VGXI and its employees and agents shall not use, and VGXI shall not permit its sublicensees to use, INO’s name or any adaptation thereof, or any INO seal, logotype, trademark, or service mark, or the name, mark, or logotype of any INO representative or organization in any way without the prior written consent of INO. Similarly, INO and its employees and agents shall not use, and INO shall not permit its sublicensees to use, VGXI’s name or any adaptation thereof, or any VGXI seal, logotype, trademark, or service mark, or the name, mark, or logotype of any INO representative or organization in any way without the prior written consent of INO.

14.	ADDITIONAL PROVISIONS

14.1 Nothing in this AGREEMENT shall be deemed to establish a relationship of principal and agent between INO and VGXI, or between or among any of either party’s agents or employees for any purpose whatsoever, nor shall this AGREEMENT be construed as creating any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party.

14.2 This Agreement shall supersede the R&D Collaboration and License Agreement having an effective date of December 22, 2008. Upon the EFFECTIVE DATE, the December 22, 2008 agreement shall become void.

14.3 This Agreement shall inure to the benefits of the respective successors and assigns of the parties; provided, however, that VGXI is not permitted to assign this AGREEMENT or any part of it to any person or entity either directly or by operation of law, without the prior written consent of INO in its sole discretion. Any prohibited assignment of this AGREEMENT or the rights hereunder shall be null and void. No assignment relieves VGXI of responsibility for the performance of any accrued obligations, which it has prior to such assignment.

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

14.4 A waiver by either party of a breach of any provision of this AGREEMENT will not constitute a waiver of any subsequent breach of that provision or a waiver of any breach of any other provision of this AGREEMENT.

14.5 Notices, payments, statements, reports and other communications under this AGREEMENT shall be in writing and shall be deemed to have been received as of the date five (5) days after the date sent if sent by public courier (e.g., Federal Express) or by Express Mail, receipt requested, and addressed as follows:

If for INO:	Inovio Biomedical Corporation
450 Sentry Parkway
Blue Bell, PA 19422

Attention: J. Joseph Kim, President & CEO

If for VGXI:	VGX International
Jung-Hun Building, #304,
944-1 Daechi 3-Dong,
Gangnam-gu, Seoul, Korea

Attention: Bryan Byong Jin Kim, President & CEO

Either party may change its official address upon written notice to the other party and allow for ten (10) business days for the change to be effective.

14.6 This AGREEMENT shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania, USA, without giving effect to conflict of law provisions. In the event that a party to this AGREEMENT perceives the existence of a dispute with the other party concerning any right or duty provided for herein, the parties will, as soon as practicable, confer in an attempt to resolve the dispute. If the parties are unable to resolve such dispute amicably, then the parties hereby submit to the exclusive jurisdiction of and venue in the courts located in the Eastern District of the Commonwealth of Pennsylvania, USA, with respect to any and all disputes concerning the subject of this AGREEMENT.

14.7 INO and VGXI shall not discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, handicap, or because he or she is a disabled veteran or a veteran of the Vietnam Era.

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

14.8 VGXI shall comply with all prevailing laws, rules and regulations that apply to its activities or obligations under this AGREEMENT. Without limiting the foregoing, it is understood that this AGREEMENT may be subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities, articles and information, including the Arms Export Control Act as amended in the Export Administration Act of 1979, and that the parties’ obligations are contingent upon compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by VGXI that VGXI shall not export data or commodities to certain foreign countries without prior approval of such agency. INO neither represents that a license is not required nor that, if required, it will issue

14.9 If any provision of this AGREEMENT shall be held to be illegal, invalid or unenforceable, then such illegality, invalidity or unenforceability shall attach only to such provision, and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this AGREEMENT, and this AGREEMENT shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

14.10 This AGREEMENT, including the attachments expressly referred to herein and attached, embody the entire agreement and understanding among the parties hereto and thereto and supersede all prior agreements and understandings relating to the subject matter. This AGREEMENT may not be changed, modified, extended or terminated except by written amendment executed by an authorized representative of each party.

14.11 All agreements, covenants, indemnities, obligations, rights, licenses, options, representations, and warranties set forth in this Agreement or accrued prior to Termination or Expiration of this Agreement will survive the execution, delivery, Termination, or Expiration of this Agreement and remain in full effect, unless expressly provided otherwise herein.

[SIGNATURES BY PARTIES ON FOLLOWING PAGE]

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this AGREEMENT to be executed by their duly-authorized representatives.

INOVIO BIOMEDICAL CORPORATION		VGX INTERNATIONAL, INC.

By:	/s/ Kevin W. Rassas	By:	/s/ Byung Moon CHO
Name:	Kevin W. Rassas	Name:	Byung Moon CHO
Title:	Senior Vice President	Title:	Managing Director
Date:	March 24, 2010	Date:	March 24, 2010

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

ATTACHMENT 1

INO PATENT RIGHTS

INO Ref No.	Country	App.Status	Application Number	Filing Date	Title
UPVG0016	AU	Pending	2007278831	30-Jul-07	IMPROVED VACCINES AND METHODS FOR USING THE SAME
UPVG0016	CA	Pending	2659262	30-Jul-07	“
UPVG0016	CN	Pending	200780036389.3	30-Jul-07	“
UPVG0016	EP	Published	7840587.5	30-Jul-07	“
UPVG0016	HK	Pending	9109663.8	20-Oct-09	“
UPVG0016	IN	Pending	688/KOLNP/2009	30-Jul-07	“
UPVG0016	JP	Published	2009522035	30-Jul-07	“
UPVG0016	KR	Pending	10-2009-7004232	30-Jul-07	“
UPVG0016	MX	Pending	mx/a/2009/001099	30-Jul-07	“
UPVG0016	US	Expired	60/833856	28-Jul-06	“
UPVG0016	US	Expired	60/833861	28-Jul-06	“
UPVG0016	US	Expired	60/890352	16-Feb-07	“
UPVG0016	US	Pending	12/375518	28-Jan-09	“
UPVG0016	WO	Published	PCT/US2007/074769	30-Jul-07	“
UPVG0023	US	Expired	60/987284	12-Nov-07	NOVEL VACCINES AGAINST MULTIPLE SUBTYPES OF INFLUENZA VIRUS
UPVG0023	US	Published	12/269824	12-Nov-08	“
UPVG0023	WO	Published	PCT/US08/083281	12-Nov-08	“
UPVG0034	US	Pending	12694238	26-Jan-10	INFLUENZA NUCLEIC ACID MOLECULES AND VACCINES MADE THEREFROM
UPVG0034	US	Pending	12694216	26-Jan-10	NUCLEIC ACID MOLECULE ENCODING CONSENSUS INFLUENZA A HEMAGGLUTININ H1

1

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

ATTACHMENT 2

DEVELOPMENT PLAN

1

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

ATTACHMENT 3

PRICES

Product	Price

CELLECTRA® electroporation device	Purchase $*** each

or lease for $*** per year per device (includes maintenance/ replacement)

Cost per Applicator for Research:

Inter-muscular delivery	$*** each

Inter-dermal delivery	$*** each

Needle arrays	$*** each

Note: Prices subject to change

2

*** Certain confidential information in this document has been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.